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                                                                    Exhibit 99.4

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  NEWS RELEASE
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                             PRIME SUCCESSION, INC.


CONTACT: Arthur Ansin
         Prime Succession, Inc.
         3940 Olympic Blvd., Suite 500
         Erlanger, Kentucky  41018
         (859) 746-6801


              FILES CHAPTER 11 PETITION AND PLAN OF REORGANIZATION
                           TO IMPLEMENT RESTRUCTURING

         Erlanger, Kentucky, July 13, 2000 - Prime Succession, Inc. (the "Company") today announced that it has reached an agreement with its secured bank lenders and a committee representing the holders of over two-thirds of its outstanding senior subordinated notes on a financial restructuring of the Company. The Company also announced that, in order to implement the restructuring, it has filed a voluntary petition for reorganization under Chapter 11 of the United States Bankruptcy Code together with a plan of reorganization that embodies the terms of the restructuring. Certain of the Company's subsidiaries and parent holding company, Prime Succession Holdings, Inc. ("Holdings") were also included in the Chapter 11 filing.

         Pursuant to the restructuring agreement, the Company will pay its trade creditors in full and convert its $100 million 10 3/4% Senior Subordinated Notes due 2004 and certain other unsecured claims into (i) new subordinated notes in the aggregate amount of $20 million, with interest paid-in-kind at 14.25% per annum (payable in cash under certain circumstances), and (ii) 100% of the outstanding common equity in reorganized Holdings as subject to dilution from a contemplated management incentive program and warrants to be issued to current equity holders.

         The plan also provides for the modification of certain terms and conditions relating to the company's $108.5 million of secured debt owed to its senior lenders. Significant among these modifications is the consolidation of all amounts owed into one extended term loan and the inclusion of a principal repayment schedule that is more consistent with the Company's projected future cash flows.

         Gary L. Wright, Prime's President and Chief Executive Officer, said. "We are extremely pleased to announce the agreement in principle with the bondholder committee and the bank lenders which will significantly reduce the Company's long term debt. The new capital structure along with the many operational improvements now in place will enable Prime Succession to set the standard in service quality and achieve our Vision of becoming the premier funeral home/cemetery operating company in North America."

         Mr. Wright emphasized that the restructuring will have no impact on the Company's ability to fulfill its commitments to customers and that there will be no interruption in operations at the Company's
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funeral homes and cemeteries. The Company will seek and expects to receive the
Court's approval to continue payment of employee salaries, wages and benefits without interruption. Further, the Company will seek approval to implement a vendor program whereby vendors and holders of similar unsecured claims will be paid in full subject to certain agreed terms and conditions.

         To ensure liquidity throughout this period, Prime has received a commitment for up to $10 million of debtor-in-possession (DIP) financing from a group of some of its current senior lenders. This commitment of DIP financing, which is subject to court approval, is an indication of the bank group's continued support of the Company. The Company expects the DIP financing to be approved. Once approved, funds will then be available to the Company to assume fulfillment of future obligations associated with operating its business during the reorganization.

         On the basis of revenues, Prime Succession, Inc. is the fifth largest provider of funeral and cemetery products and services in the death care industry in the United States. Through its subsidiaries, the Company owns and operates approximately 140 funeral homes and 19 cemeteries in 19 states.

         This release contains forward-looking statements pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These statements involve risks and uncertainties, including the implementation of the proposed restructuring and bankruptcy court approval, and the risks detailed from time to time in the Company's filings with the Securities and Exchange Commission.




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